Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOCUNTING FIRM

To the Board of Directors

Northern California Bancorp Inc.

Monterey, California

We hereby consent to the use in the 10-K for the Northern California Bancorp Inc. of our report dated March 29, 2010 relating to the financial statements of the Northern California Bancorp Inc. as of December 31, 2009 and 2008 and for the three-year period ended December 31, 2009.

/s/ Hutchinson and Bloodgood LLP

Glendale, CA

March 29, 2010